Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, we hereby consent to the inclusion of the information included in this Form 10-K with respect to the oil and gas reserves of Petrohawk Energy Corporation as of years ended December 31, 2006, 2007, and 2008. We hereby further consent to all references to our firm included in this Form 10-K and to the incorporation by reference in the Registration Statements on Forms S-8, Nos. 333-127011, 333-127012, 333-117733, 333-45298, 333-135828, 333-137346, and 333-148434 and the Registration Statements on Form S-3, Nos. 333-124898, 333-120881, 333-91496, 333-45586, 333-132565, 333-135830 and 333-137347, of such information.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ G. Lance Binder, P.E.

Dallas, Texas
February 24, 2009